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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Elixir Gaming Technologies, Inc., a Nevada corporation formerly known as VendingData Corporation (the "Company"), of our report dated September 27, 2006 relating to the consolidated financial statements of Dolphin Advanced Technologies Pty Limited and subsidiary as of and for the year ended June 30, 2005 included in the Company's Current Report on Form 8-K/A filed on November 21, 2007, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ DTT Victoria
Melbourne, Australia

December 21, 2007

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  Exhibit 23.3